Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
March 29, 2007	Michelle Russo 240-662-2901
Michelle_Russo@Discovery.com

DISCOVERY COMMUNICATIONS SIGNS LETTER OF INTENT TO
REDEEM 25% INTEREST HELD BY COX COMMUNICATIONS
Cox to Receive Travel Channel in the United States, Travelchannel.com,
Antenna Audio and Cash
SILVER SPRING, MD — Discovery Communications, Inc. (DCI) announced today that it has signed a non-binding letter of intent to redeem all of the stock of DCI held by Cox Communications Holdings, Inc. (CCHI). In the proposed transaction, DCI will transfer to CCHI a wholly owned DCI subsidiary that includes all of the assets and businesses of Travel Channel, Travelchannel.com, Antenna Audio and $1.275 billion of cash. The cash amount is expected to be raised through additional bank or other financing.
“This proposed transaction will simplify Discovery’s ownership structure, further streamline our operations and give the company more strategic flexibility,” said David Zaslav, DCI President and CEO. “With the structural changes we are putting in place, Discovery is creating a more efficient decision-making process and building a strong, aggressive organization poised for continued growth.”
Completion of the transaction is subject to various conditions including negotiation of definitive agreements, receipt by the parties of opinions of tax counsel to the effect that the transaction will be tax-free to DCI and CCHI, and regulatory clearances and approvals. Upon completion of the transaction, which is expected to close by mid-May, two-thirds of the ownership interest in Discovery Communications will be owned by Discovery Holding Company (NASDAQ: DISCA, DISCB) and the remaining one-third will be held by Advance/Newhouse Communications.

About Discovery Communications, Inc.
Discovery Communications, Inc. is the number-one nonfiction media company reaching more than 1.5 billion people in over 170 countries. Through TV and digital media, Discovery’s 100-plus worldwide networks include Discovery Channel, TLC, Travel Channel, Animal Planet and Discovery Health. DCI is owned by Discovery Holding Company (NASDAQ: DISCA, DISCB), Cox Communications, Inc., Advance/Newhouse Communications and John S. Hendricks, Discovery’s founder and chairman. For more information please visit www.discovery.com.
About Cox Communications
Cox Communications is a multi-service broadband communications and entertainment company with more than 6 million total residential and commercial customers. Cox offers an array of advanced digital video, high-speed Internet and telephony services over its own nationwide IP network, as well as integrated wireless services in partnership with Sprint (NYSE: S). Cox Business Services is a full-service, facilities-based provider of communications solutions for commercial customers, providing high-speed Internet, voice and long distance services, as well as data and video transport services for small to large-sized businesses. Cox Media offers national and local cable advertising in traditional spot and new media formats, along with promotional opportunities and production services. More information about the services of Cox Communications, a wholly owned subsidiary of Cox Enterprises, is available at www.cox.com, www.coxbusiness.com, and www.coxmedia.com.
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Cox Communications/Discovery Travel Media Announcement
Fact Sheet
Elements of Announcement
•	DCI is acquiring the 25% ownership stake held by Cox Communications in exchange for Travel Channel, Antenna Audio and $1.275 billion in cash.
•	DCI will retire Cox’s equity stake and thus have two shareholders: Discovery Holding Company (66%) and Advance/Newhouse (33%).
Discovery Travel Media History & Accomplishments:
Travel Channel
•	Travel Channel is one of the most widely distributed cable networks reaching 88.1M U.S. households (Nielsen Universe Estimate, March 2007).
•	1Q07 was a record quarter for Travel Channel, with HH and P25-54 delivery across all day parts the highest in network history.
•	Travel Channel first launched by TWA on February 1, 1987 (one of the oldest cable channels). Subsequent owners: Landmark then Paxson.
•	70% acquired by Discovery Communications in December 1997 from Paxson Communications; remaining 30% acquired in February 1999. Total cash consideration of both deals: $57M.
•	When acquired in 1997, Travel Channel was available in only 18 million homes.
•	The network rapidly proved its value and appeal under the Discovery umbrella — becoming the fastest-growing ad-supported cable network in 1999 and 2000, gaining a remarkable 11.6 million and 12.3 million subscribers, respectively each year.
•	Premier Travel Channel Programming:
ANTHONY BOURDAIN NO RESERVATIONS - most critically acclaimed series.
PASSPORT TO LATIN AMERICA WITH SAMANTHA BROWN
BIZARRE FOODS WITH ANDREW ZIMMERN
1,000 PLACES TO SEE BEFORE YOU DIE
JOHN RATZENBERGER’S MADE IN AMERICA
Discovery Travel Media Group
•	Formed in 2006, Discovery Travel Media Group is an integrated media business that includes Travel Channel, online assets including the broadband video hub www.travelchannel.com and travel-related content for video on demand and mobile platforms.
Antenna Audio
•	Discovery Travel Media Group acquired Antenna Audio in April 2006, marking first major extension for Discovery Travel Media.
•	Antenna Audio is the world’s leader in audio and multimedia tours in more than 20 countries and offers translations in multiple languages.
•	Available at more than 350 of the top museums and cultural sites worldwide.
•	More than 20 million tours sold annually.